                                EARNINGS RELEASE

                                   EXHIBIT 99

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[WILMINGTON TRUST LOGO] WILMINGTON TRUST            WILMINGTON TRUST CORPORATION
                                                             RODNEY SQUARE NORTH
                                                        1100 NORTH MARKET STREET
                                                       WILMINGTON, DE 19890-0001


NEWS RELEASE

FOR IMMEDIATE RELEASE

WILMINGTON TRUST REPORTS 29% INCREASE IN PROFITS

Wilmington, Del., October 21, 2005 - - Today Wilmington Trust Corporation (NYSE:
WL) reported that net income for the 2005 third quarter was $44.4 million. This was 29% more than for the year-ago third quarter, and 10% more than for the 2005 second quarter. On a year-to-date basis, net income totaled $124.9 million, which was 17% higher than for the first nine months of 2004.

Earnings per share (on a diluted basis) were $0.65 - - 30% more than for the year-ago third quarter, and 10% more than for the 2005 second quarter. On a year-to-date basis, earnings per share (diluted) were $1.82, which was 16% higher than for the first nine months of 2004.

Comparing the third quarter of 2005 with the third quarter of 2004:

-     Loan balances rose 9%, on average, and surpassed $7 billion.

-     Credit quality remained strong.

- Net interest income increased 14% (after the provision for loan losses), to $81 million.

-     The net interest margin rose 15 basis points to 3.66%.

-     Noninterest income, which amounted to $80 million, was 15% higher.

-     Wealth Advisory Services revenue was 18% higher, and exceeded $43 million.

-     Corporate Client Services revenue increased 11% to $19 million.

-     Revenue from the affiliate money managers rose 32% to nearly $4 million.

-     Expenses, which totaled $92 million, were minimally higher.

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

"We recorded double-digit revenue increases in each of our three businesses, and credit quality remained among the best in our company's history," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "The margin benefited from the rising interest rate environment and our slight asset sensitivity. The growth momentum continued in our Wealth Advisory business; the Corporate Client business rebounded nicely; and assets under management at our value-style affiliate money manager reached an all-time high of $8.5 billion."

On an annualized basis, third quarter 2005 results generated a return on average assets of 1.77% and a return on average stockholders' equity of 18.39%. The corresponding returns for the third quarter of 2004 were 1.48% and 15.71%, respectively. These ratios increased because net income increased at a faster pace than capital.

CASH DIVIDEND DECLARED

At its meeting yesterday, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share. The quarterly dividend will be paid on November 15, 2005, to shareholders of record on November 1, 2005.

REGIONAL BANKING BENEFITS FROM HEALTHY ECONOMY, LOAN GROWTH

The Delaware Valley economy is well diversified, and economic indicators remained positive for the region. The Federal Reserve Bank of Philadelphia reported that economic activity increased over the past 12 months in Delaware, New Jersey, and Pennsylvania (as of August 2005, the most recent data available).

Delaware's unemployment rate was 4.2%, opposite a national rate of 5.1%. According to the Federal Deposit Insurance Corporation (FDIC), Delaware ranked 8th in job growth in the 2005 second quarter. This was an improvement from the 2005 first quarter, when Delaware ranked 12th.

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Against this backdrop, loan balances rose for the 18th consecutive quarter.
Average balances exceeded $7 billion for the first time, and amounted to $7.13 billion. This was 9% higher and 3% higher than average balances for the year-ago third quarter and the 2005 second quarter, respectively.

The main contributors to the year-over-year as well as linked-quarter growth in total loan balances were the commercial real estate portfolio and the consumer portfolio, which has increased as a percentage of total loan growth on a linked-quarter basis each quarter since the beginning of 2005. For the 2005 third quarter, consumer loans accounted for 38% of total loan growth on a linked-quarter basis, and 34% year-over-year.

Loans from the Pennsylvania market for the 2005 third quarter were $1.54 billion, on average, and accounted for 22% of total loans, on average, for the quarter. Approximately 24% of the year-over-year growth in total loan balances, on average, came from the Pennsylvania market.

The company focuses its commercial banking activities on middle-market businesses (privately owned or closely held businesses with annual sales of up to $250 million) throughout the Delaware Valley region. Its consumer banking and deposit-gathering activities occur mainly in the state of Delaware.

COMMERCIAL LOAN GROWTH REFLECTS HOUSING DEMAND

Commercial balances, on average, were $4.70 billion, which was $397.1 million more than for the year-ago third quarter, and $93.7 million more than for the 2005 second quarter. Higher commercial real estate/construction loan volume accounted for nearly all of the year-over-year and linked-quarter growth in total commercial loans.

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In the commercial real estate/construction portfolio, almost all of the loans booked during the 2005 third quarter were for single-family residential tract development. Nearly half of these loans were for projects in Delaware, and 35% funded projects in southeastern Pennsylvania. Projects in the Baltimore area and central New Jersey also contributed to the growth.

Of the new commercial real estate/construction loans made in Delaware during the 2005 third quarter, more than 90% were for residential and other projects in the southern part of the state. In its fall 2005 profile of Delaware, the FDIC noted that "employment gains, healthy income growth, and low mortgage rates have contributed to robust housing activity in the state" and that "lower home prices relative to some neighboring states, and a favorable tax climate, have contributed to increased demand for retirement living, particularly in Sussex and Kent Counties."

In southeastern Pennsylvania, all of the commercial real estate/construction loans made during the 2005 third quarter were for residential projects. These projects were dispersed throughout the counties surrounding the Philadelphia metropolitan area.

RETAIL LOAN GROWTH REFLECTS LEADING POSITION IN DELAWARE MARKET

Total retail loans, which include consumer and residential mortgage loans, were $2.42 billion, on average, for the 2005 third quarter. This was 9% higher than for the year-ago third quarter, and 4% higher on a linked-quarter basis. Most of the consumer and residential mortgage lending occurred in the state of Delaware.

Almost all of the year-over-year growth in total retail balances, and 75% of the linked-quarter growth, occurred in the consumer loan portfolio. Consumer balances for the 2005 third quarter were $1.37 billion, on average. This amount was 18% higher than for the year-ago third quarter, and more than 5% higher than for the 2005 second quarter.

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Within the consumer portfolio, indirect loans (loans made to clients through auto dealers) accounted for 44% of total consumer loans for the 2005 third quarter, and were $603.2 million, on average. This was 13% more than for the year-ago third quarter, and 5% more than for the 2005 second quarter. Much of this growth resulted from the pricing promotions offered by auto manufacturers during the quarter.

Home equity lines of credit (HELOC) accounted for 24% of total consumer balances, on average, for the 2005 third quarter. At $330.6 million, on average, HELOC balances were 19% higher than for the year-ago third quarter, and 2% more on a linked-quarter basis.

Most of the remainder of the growth in consumer lending was spread among a variety of personal and installment loans to clients mainly in Delaware. Credit card balances accounted for 5% of the total consumer portfolio, on average, and were relatively unchanged from prior periods.

In the residential mortgage portion of the retail loan portfolio, loan origination volumes increased, and balances rose slightly. The effects of the higher origination volumes were not reflected fully in the balances, due to the company's ongoing practice of selling most new fixed-rate residential mortgage production into the secondary market.

Opposite 1% year-over-year growth in residential mortgage balances, on average, and 3% growth on a linked quarter basis, originations were 72% higher than for the 2004 third quarter, and 19% higher than for the 2005 second quarter, as the following table shows.

RESIDENTIAL MORTGAGE ACTIVITY                 2005 Q3      2005 Q2   2004 Q3
-----------------------------                 -------      -------   -------
Balances (on average, in millions)            $ 443.8      $ 432.1   $ 440.2
Originations (in millions)                    $  65.2      $  54.9   $  38.0

Other loans in the retail loan portfolio, identified as "loans secured with liquid collateral," were slightly lower on a year-over-year basis, and slightly higher on a linked-quarter basis. These loans are associated primarily with Wealth Advisory clients throughout the United States.

CREDIT QUALITY REMAINS STABLE

Opposite continued growth in loan balances, key measures of credit quality remained among the strongest in the company's history.

For the 2005 third quarter, the net charge-off ratio was 3 basis points - - equal to the ratio for the 2005 second quarter, and 3 basis points lower than for the year-ago third quarter. The low level of net charge-offs reflected the health of the Delaware Valley economy and the company's disciplined loan underwriting culture.

On an annualized basis, the net charge-off ratio was 12 basis points. In comparison, the year-ago annualized ratio was 24 basis points. Management regards the net charge-off ratio as the primary indicator of credit quality.

Results of the company's internal risk rating analysis were the same for the 2005 third quarter as for the 2005 second quarter, with the percentage of loans rated "pass" approaching 97%. The percentage of loans rated "pass" has exceeded 96% since the first quarter of 2004.

Nonaccruing loans (loans on which the company is receiving no payments of interest or principal) were $4.3 million lower on a linked-quarter basis, and $10.8 million lower on a year-over-year basis.

Loans past due 90 days or more were higher on a year-over-year and on a linked-quarter basis, but the increase was associated primarily with Wealth Advisory Services clients, not Regional Banking Clients. Nearly $6.0 million of the linked-quarter increase returned to current status shortly after the end of the third quarter. Had this amount been current prior to the end of the period, loans past-due 90 days at September 30, 2005, would have amounted to approximately $8.9 million, compared with $7.6 million at September 30, 2004.

Changes to the provision and reserve for loan losses reflected loan growth, the results of the internal risk rating analysis, and the regional economic environment. At September 30, 2005, the loan loss reserve ratio was 1.28%, down from 1.31% at June 30, 2005, and 1.38% at September 30, 2004.

CORE DEPOSITS MAINLY REFLECT ACTIVITY IN DELAWARE

Core deposits for the 2005 third quarter were $4.85 billion, on average, which was $274.9 million higher than for the year-ago third quarter, and $85.4 million more than for the 2005 second quarter. These were increases of 6% and 2%, respectively.

Approximately 94% of core deposit balances, on average, for the quarter came from clients in Delaware, which is where the company focuses its retail banking activities.

The core deposit growth resulted from higher balances in noninterest-bearing demand deposits, certificates of deposit (CDs) under $100,000, and local CDs in amounts of $100,000 and more (local CDs). Much of the growth in local CD balances came from Wealth Advisory and Regional Banking clients.

The company records local CDs as core deposits because they reflect activity from clients within the Delaware Valley region, including commercial banking clients and local municipalities, who frequently use local CDs to generate returns on their excess cash.

For local CD balances as of September 30, 2005:

-     Consumer banking clients in Delaware accounted for approximately 66%;

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-     Commercial banking clients in the Delaware Valley region accounted for approximately 17%;

-     Wealth Advisory clients accounted for approximately 16%; and

-     Corporate Client Services clients accounted for approximately 1%.

LOAN GROWTH DRIVES BALANCE SHEET EXPANSION

Total assets at September 30, 2005, were $10.19 billion. This was 6% higher than at September 30, 2004; 4% higher than at June 30, 2005; and the first time that assets exceeded $10 billion.

Loan balances, at $7.29 billion, comprised 71% of total period-end assets, and accounted for most of the year-over-year and linked-quarter growth in total assets.

The investment securities portfolio represented 19% of total period-end assets, and totaled $1.93 billion as of September 30, 2005. This was $63.0 million more than at the end of the year-ago third quarter, and $47.9 million more than at June 30, 2005. Investments in U.S. treasury and agency instruments accounted for most of the increase. On a percentage basis, the composition of investments in the portfolio remained relatively unchanged.

The average life and duration of the portfolio at September 30, 2005, were 6.21 years and 2.74, respectively. In comparison, at June 30, 2005, the average life was 5.69 years and the duration was 2.39.

MARGIN BENEFITS FROM RISING RATE ENVIRONMENT, FAVORABLE DEPOSIT PRICING

The net interest margin for the 2005 third quarter was 3.66%. This was the same as for the 2005 second quarter, and 15 basis points higher than for the year-ago third quarter.

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For the first nine months of 2005, the net interest margin was 3.65%. This was
13 basis points higher than the 3.52% reported for the first nine months of 2004.

Factors affecting the margin were the rising interest rate environment, growth in loan balances, the company's slight asset sensitivity, and favorable deposit pricing.

The 15-basis-point increase between the 2004 and 2005 third quarters reflected the difference between the increase in the average yield on earning assets, such as loans, and the increase in the average cost of funds, such as deposits, that support earning assets. On a linked-quarter basis, the margin was unchanged because the increase in the yield on earning assets was equal to the increase in the cost of funds.

Short-term interest rates, as set by the Federal Open Market Committee, were 200 basis points higher at September 30, 2005, than at the end of September 2004, and 50 basis points higher than at the end of June 2005. Loan yields, which rose in concert with market interest rate movements, continued to increase at a faster pace than deposit costs, as the following table shows.

BASIS POINT INCREASES                    9/30/05 VS. 6/30/05     9/30/05 VS. 9/30/04
-------------------------------          -------------------     -------------------
Commercial loans                                47 bps                184 bps
Total loans                                     39 bps                151 bps
Core deposits                                   16 bps                 61 bps
Total interest-bearing deposits                 32 bps                120 bps

The repricing characteristics of the loan portfolio closely matched those of the funding sources. As of September 30, 2005:

- Approximately 77% of total loans were floating rate loans, most of which reprice within 30 to 45 days of a rate increase.

- The pricing on approximately 63% of commercial floating-rate loans was tied to a prime lending rate of 6.75%.

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

- The pricing on approximately 33% of commercial floating-rate loans was tied to the 1-month LIBOR.

- Approximately 91% of national CDs $100,000 and over had maturities of 90 days or less.

- Approximately 93% of interest-bearing short-term borrowings (federal funds purchased and securities sold under agreements to repurchase) had maturities of 90 days or less.

INVESTMENT MANAGEMENT DRIVES WEALTH ADVISORY REVENUE GROWTH

Wealth Advisory Services (WAS) revenue totaled $43.5 million for the 2005 third quarter. This was 18% more than for the year-ago third quarter, and 3% more than for the 2005 second quarter. Higher revenue from core trust and investment advisory services accounted for 71% of the year-over-year growth, and almost all of the linked quarter growth.

Trust and investment advisory revenue for the 2005 third quarter was $32.0 million, up 17% year-over-year, and 7% higher on a linked-quarter basis. Business development with new as well as existing clients accounted for most of this growth, as a comparison with a key equity index illustrates.

Opposite the 17% year-over-year growth in trust and investment advisory revenue, the increase in the S&P 500 for the corresponding period was 10%. The 7% linked-quarter improvement in trust and investment advisory revenue also exceeded the 3% improvement in the S&P 500 between June 30 and September 30, 2005. Management believes the S&P 500 is a good proxy for the equity investments in client portfolios.

The other contributor to the year-over-year growth in total WAS revenue was income from planning and other services, which rose 37%. This category of revenue increased because it includes income from the family office and business management

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firm the company acquired in October 2004, Grant Tani Barash & Altman (GTBA).
GTBA's revenue and expenses were not consolidated in the company's financial statements until the fourth quarter of 2004.

On a linked-quarter basis, revenue from planning and other services declined because fees from developing highly specialized financial plans were lower. Fees for these types of plans are nonrecurring in nature, and because they reflect client demand at any given point in time, they can fluctuate up or down from period to period.

Compared to the year-ago third quarter, business development momentum was especially strong in the Florida, Georgia, and Pennsylvania markets. On a linked-quarter basis, results were particularly good in those three markets, as well as in California and New York. Business development in markets outside Delaware where the company has offices comprised approximately 64% of the 2005 third quarter's total new WAS fee revenue.

CORPORATE CLIENT SERVICES SEES IMPROVEMENT IN CAPITAL MARKETS ENVIRONMENT

Corporate Client Services (CCS) revenue was $19.1 million for the 2005 third quarter. This was 11% higher than for the year-ago third quarter, and 2% more than for the 2005 second quarter. Almost all of the growth occurred in the capital markets component of the business.

After a period of prolonged weakness, the capital markets industry rebounded nicely. Revenue from capital markets services was up 22% year-over-year, and 5% higher on a linked-quarter basis. Capital markets sales volumes increased 13% year-over-year, and 20% on a linked quarter basis.

Of total capital markets sales for the 2005 third quarter, sales of custody and trust services accounted for more than half. Sales of custody and trust services were 11%

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higher year-over-year, and 26% higher on a linked-quarter basis. Several large domestic equipment leasing transactions and several collateral trust transactions involving distressed airlines contributed to the improvement.

Sales of asset-backed securitization (ABS) services accounted for 34% of total capital markets sales for the 2005 third quarter. ABS sales were 13% higher than for the year-ago third quarter, and essentially even with the 2005 second quarter. The year-over-year increase in ABS sales mainly reflected higher levels of activity from existing clients.

Capital markets revenue for the 2005 third quarter also benefited from new issues of trust-preferred securities, as real estate investment trusts began to use more trust-preferred structures in their financing activities.

In the entity management component of the CCS business, revenue declined on a year-over-year as well as linked-quarter basis. Lower recurring fee and new business volume from clients in Europe as well as in the United States accounted for most of the year-over-year decrease.

Revenue from the retirement services component of the CCS business rose 14% year-over-year, and 3% on a linked-quarter basis. Higher sales of services that support executive compensation plans accounted for much of the increase. Asset inflows (additional client contributions to plan assets) and market appreciation also contributed to the revenue growth. While most CCS fees are priced according to the complexity of the transaction, retirement services fees are based on the market value of retirement plans held in custody.

MANAGED ASSETS AT CRAMER ROSENTHAL MCGLYNN AT RECORD LEVELS

At value-style affiliate money manager Cramer Rosenthal McGlynn (CRM), assets under management at September 30, 2005, were $8.5 billion. This amount was $700 million

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more than at June 30, 2005, and $2.7 billion more than at the end of September
2004. A combination of new business and market appreciation accounted for the increase.

CRM's managed assets have risen every quarter since the first quarter of 2003, and they have set new records every quarter since the second quarter of 2004.

Income from Wilmington Trust's investment in CRM was $3.4 million for the 2005 third quarter. While this was $900,000 more than for the year-ago third quarter, it was $600,000 less than for the 2005 second quarter. Lower hedge fund product performance fees, which are based on market valuations, accounted for the linked-quarter decline.

Wilmington Trust's ownership position in CRM remained unchanged from June 30, 2004.

ASSETS RISE AT ROXBURY CAPITAL MANAGEMENT

At growth-style affiliate money manager Roxbury Capital Management (RCM), assets under management increased to $3.2 billion, from $3.0 billion at June 30, 2005, and $2.9 billion at September 30, 2004. RCM's small- and mid-capitalization products continued to offset asset outflows in its large-capitalization product.

Income from Wilmington Trust's investment in RCM was $0.3 million for the 2005 third quarter, equal to the amount for the year-ago third quarter, and $0.1 million more than for the 2005 second quarter.

Wilmington Trust's ownership position in RCM remained unchanged from December 31, 2003.

INCOME FROM SERVICE CHARGES IMPROVES

Income from service charges on deposit accounts was $7.4 million for the 2005 third quarter. Although this was $400,000 less than for the year-ago third quarter, it was $700,000 more than for the 2005 second quarter.

The linked-quarter increase reflected a substantial increase in automated teller machine (ATM) fees, which were 45% higher than for the 2005 second quarter. Since April 2005, the company has added 52 new ATMs in New Jersey and Delaware, resulting in higher ATM surcharge income.

OTHER NONINTEREST INCOME

Other noninterest income for the 2005 third quarter included approximately $2 million of gains from executive life insurance policies. The company invests in corporate-owned life insurance contracts to fund future obligations of its supplemental executive retirement plan for selected officers, as described in the 2004 Annual Report to Shareholders.

EXPENSE GROWTH IS MINIMAL

Noninterest expense (costs incurred in the course of normal business operations) was $91.8 million for the 2005 third quarter. Staffing-related expense - salaries, incentives, and benefits - continued to represent approximately 60% of total noninterest expense.

At September 30, 2005, Wilmington Trust had 2,439 full-time-equivalent staff members. This was 64 more than at the end of September 2004, and 14 more than at the end of the 2005 second quarter.

Compared to the year-ago third quarter, total noninterest expense was $4.9 million higher. Staffing-related expense, particularly salary and benefit costs, accounted for the majority of this increase.

Almost all of the year-over-year increase in staffing expense was due to the acquisition of Grant Tani Barash & Altman (GTBA), which was completed in October 2004 and added 42 people to Wilmington Trust's staff.

In other changes in expenses between the third quarters of 2005 and 2004:

- Servicing and consulting expense was $1.1 million lower, mainly because costs associated with Sarbanes-Oxley Act compliance were lower.

- Originating and processing expense increased $700,000 because costs associated with loan originations, filing fees, and check processing were higher.

On a linked-quarter basis, total noninterest expense was $2.2 million more for the 2005 third quarter than for the 2005 second quarter. Staffing costs were essentially even; nearly all of the linked-quarter increase occurred in subadvisor and sponsorship expense.

The subadvisor expense category is where payments to third-party investment advisors used in the Wealth Advisory business are recorded. This expense was higher on a linked-quarter basis because a credit against expense of approximately $1 million was recorded in this category for the 2005 second quarter. This credit resulted from account reconciliations that were made in the process of consolidating Wilmington Trust's subadvisor expenses with those of Balentine & Company under Wilmington Trust Investment Management.

The increase in sponsorship costs, which are recorded in travel, entertainment, and training expense, reflected the timing of sponsorship payments. On a year-to-date basis, total travel and entertainment expense, which includes sponsorships, was the same as for the first nine months of 2004.

SHARE REPURCHASES MINIMAL FOLLOWING EXPANSION INVESTMENTS

During the 2005 third quarter, the company bought back 7,980 of its shares at an average per-share price of $38.45 and a total cost of $0.3 million. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 682,430, leaving 7,317,570 available for repurchase.

The current pace of the repurchase program reflects the company's decision to replenish its capital, rather than repurchase large blocks of its shares, following expansion and acquisition investments made over the past 15 months.

OUTLOOK

Commenting on the outlook for the remainder of 2005, Cecala said:

- "Assuming no significant changes in the Delaware Valley economy or financial markets, growth in loan balances and Wealth Advisory revenue should be consistent with our prior guidance. Loan balances should rise in the 6% to 9% range year-over-year, and Wealth Advisory revenue should be 10% to 15% higher than it was for the 2004 full year.

- "In the Corporate Client business, it is too early to determine if the rebound in capital markets activity is sustainable, and we expect revenue for the second half of 2005 to be in line with what it was for the first half of 2005.

- "The same holds true for revenue from service charges and the affiliate money managers.

- "Expenses for the first nine months of 2005 totaled $271 million. We reiterate what we said last quarter, which is that expenses for the 2005 full year should be between $359 million and $362 million.

- "The net interest margin for the first nine months of 2005 was 3.65%, unchanged from what it was for the first six months of the year. Depending on changes in market interest rates and deposit pricing pressure, we would expect a full-year margin of 3.65% or 3.66%.

- "Barring any significant change, we expect the provision for loan losses and other key measures of credit quality in the fourth quarter to be relatively unchanged from the third quarter."

Commenting on the outlook for 2006, Cecala said:

- "We are in the process of expanding the geographic footprint of our commercial banking business in southeastern Pennsylvania to include the Allentown and eastern Lehigh Valley areas. We will continue building our presence in Maryland, and we will open 3 to 4 new branches in Delaware.

- "In the Wealth Advisory business, we will continue to build our franchise in the markets we have entered over the last few years. In addition, we will further leverage the high-net-worth family office capabilities we gained with the GTBA acquisition.

- "In Corporate Client Services, we look forward to expanding in Europe, building our captive insurance management business, and broadening our product scope.

- "We expect there to be less expansion in the net interest margin in 2006 than there has been year-to-date in 2005. Given the competitive marketplace, we anticipate modest pricing pressure on our core deposits.

- "In 2005, credit quality measures have been among the strongest in our company's history. Changes in the economy and market interest rates may cause a return to a more normal provision for loan losses. Historically, our net charge-off ratio has been between 25 and 30 basis points.

- "Effective January 1, accounting rules will require us to record the expense of stock options we issue. For the full-year 2006, option expense could reduce per-share results by $0.07 to $0.09, on a diluted basis."

CONFERENCE CALL TODAY

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

Management will discuss the 2005 third quarter and future outlook in a conference call today at 10:00 a.m. (EDT). To access the call, dial (800) 475-2151. Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com.

A rebroadcast of the call will be available from 12:30 p.m. today until Friday, October 28, at 5:00 p.m. (EDT), by calling 877-519-4471 and using PIN 6548384. To access the rebroadcast from outside the United States, dial 973-341-3080 and use the same PIN.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses. These factors are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is the 15th largest personal trust provider in the United States and the leading retail and commercial bank in Delaware. Wilmington

Trust Corporation and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, and Dublin, and other affiliates in Milan. For more information, visit www.wilmingtontrust.com.

                                      # # #

CONTACTS

Investors and analysts:                 News media:
-----------------------                 -----------
Ellen J. Roberts                        Bill Benintende
Investor Relations                      Public Relations
302-651-8069                            302-651-8268
eroberts@wilmingtontrust.com            wbenintende@wilmingtontrust.com

                                      # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                                   HIGHLIGHTS

                                                         Three Months Ended                    Nine Months Ended
                                               -----------------------------------   ----------------------------------
                                                Sept. 30,     Sept. 30,        %      Sept. 30,     Sept. 30,      %
                                                  2005          2004        Change       2005          2004      Change
-----------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                            $      83.7   $      74.0      13.1   $     241.4   $     218.0     10.7
Provision for loan losses                             (2.9)         (2.9)       --          (9.8)        (11.6)   (15.5)
Noninterest income                                    79.7          69.4      14.8         233.5         212.3     10.0
Noninterest expense                                   91.8          86.9       5.6         270.8         252.5      7.2
Net income                                            44.4          34.4      29.1         124.9         106.6     17.2

PER SHARE DATA
Basic net income                               $      0.66   $      0.51      29.4   $      1.85   $      1.60     15.6
Diluted net income                                    0.65          0.50      30.0          1.82          1.57     15.9
Dividends paid                                        0.30         0.285       5.3         0.885          0.84      5.4
Book value at period end                             14.28         13.22       8.0         14.28         13.22      8.0
Closing price at period end                          36.45         36.21       0.7         36.45         36.21      0.7
Market range:
      High                                           39.36         37.54       4.8         39.36         38.80      1.4
      Low                                            35.35         34.31       3.0         33.01         34.21     (3.5)

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                               67,788        67,321       0.7        67,630        66,596      1.6
Diluted                                             68,699        68,468       0.3        68,440        67,805      0.9

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                           $   1,930.0   $   1,866.1       3.4   $   1,866.3   $   1,874.4     (0.4)
Loans                                              7,128.4       6,528.9       9.2       6,946.8       6,419.7      8.2
Earning assets                                     9,111.3       8,423.5       8.2       8,844.6       8,314.7      6.4
Core deposits                                      4,853.0       4,578.1       6.0       4,817.4       4,486.7      7.4
Stockholders' equity                                 957.8         871.2       9.9         933.7         835.8     11.7

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity               18.39%        15.71%     17.1         17.88%        17.04%     4.9
Return on average assets                              1.77%         1.48%     19.6          1.72%         1.57%     9.6
Net interest margin (taxable equivalent)              3.66%         3.51%      4.3          3.65%         3.52%     3.7
Dividend payout ratio                                45.72%        55.88%    (18.2)        47.88%        52.50%    (8.8)
Full-time equivalent headcount                       2,439         2,375       2.7         2,439         2,375      2.7

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                           QUARTERLY INCOME STATEMENT

                                                                             Three Months Ended
                                                     -------------------------------------------------------------------
                                                                                                         % Change From:
                                                                                                         ---------------
                                                     Sept. 30,  June 30,  Mar. 31,  Dec. 31,  Sept. 30,   Prior   Prior
(in millions)                                           2005      2005      2005      2004       2004    Quarter  Year
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
     Interest income                                 $   134.9  $  122.6  $  112.9  $  106.1  $    97.8     10.0    37.9
     Interest expense                                     51.2      42.5      35.3      29.7       23.8     20.5   115.1
-------------------------------------------------------------------------------------------------------
        Net interest income                               83.7      80.1      77.6      76.4       74.0      4.5    13.1
     Provision for loan losses                            (2.9)     (3.8)     (3.1)     (4.0)      (2.9)   (23.7)     --
-------------------------------------------------------------------------------------------------------
        Net interest income after provision
            for loan losses                               80.8      76.3      74.5      72.4       71.1      5.9    13.6
                                                     --------------------------------------------------

NONINTEREST INCOME
     Advisory fees:
        Wealth Advisory Services
            Trust and investment advisory fees            32.0      30.0      29.6      29.1       27.4      6.7    16.8
            Mutual fund fees                               5.2       4.6       4.8       4.9        5.0     13.0     4.0
            Planning and other services                    6.3       7.8       9.1       7.5        4.6    (19.2)   37.0
-------------------------------------------------------------------------------------------------------
                Total Wealth Advisory Services            43.5      42.4      43.5      41.5       37.0      2.6    17.6
                                                     --------------------------------------------------
        Corporate Client Services
            Capital markets services                       8.7       8.3       7.6       7.8        7.1      4.8    22.5
            Entity management services                     5.7       5.9       5.9       5.8        5.8     (3.4)   (1.7)
            Retirement services                            3.3       3.2       3.2       3.0        2.9      3.1    13.8
            Cash management services                       1.4       1.3       1.3       1.4        1.4      7.7      --
-------------------------------------------------------------------------------------------------------
                Total Corporate Client Services           19.1      18.7      18.0      18.0       17.2      2.1    11.0
                                                     --------------------------------------------------
        Cramer Rosenthal McGlynn                           3.4       4.0       4.3       3.9        2.5    (15.0)   36.0
        Roxbury Capital Management                         0.3       0.2       0.3       0.9        0.3     50.0      --
-------------------------------------------------------------------------------------------------------
            Advisory fees                                 66.3      65.3      66.1      64.3       57.0      1.5    16.3
        Amortization of affiliate other intangibles       (1.0)     (1.0)     (1.0)     (1.0)      (0.6)      --    66.7
-------------------------------------------------------------------------------------------------------
            Advisory fees after amortization
                of affiliate other intangibles            65.3      64.3      65.1      63.3       56.4      1.6    15.8
                                                     --------------------------------------------------
     Service charges on deposit accounts                   7.4       6.7       6.7       7.4        7.8     10.4    (5.1)
     Other noninterest income                              7.0       5.4       4.8       4.8        4.6     29.6    52.2
     Securities gains/(losses)                              --        --       0.8      (1.1)       0.6       --  (100.0)
-------------------------------------------------------------------------------------------------------
        Total noninterest income                          79.7      76.4      77.4      74.4       69.4      4.3    14.8
                                                     --------------------------------------------------

        Net interest and noninterest income              160.5     152.7     151.9     146.8      140.5      5.1    14.2
                                                     --------------------------------------------------

NONINTEREST EXPENSE
     Salaries and wages                                   35.4      35.0      32.9      36.1       33.8      1.1     4.7
     Incentives and bonuses                                7.6       8.0       8.8       7.6        7.1     (5.0)    7.0
     Employment benefits                                  11.6      11.7      12.5       9.5       10.3     (0.9)   12.6
     Net occupancy                                         5.5       5.1       5.7       5.6        5.2      7.8     5.8
     Furniture, equipment, and supplies                    8.7       9.0       8.4       8.6        8.1     (3.3)    7.4
     Other noninterest expense:
        Advertising and contributions                      2.4       2.1       2.1       2.3        1.9     14.3    26.3
        Servicing and consulting fees                      2.3       2.3       2.8       3.1        3.4       --   (32.4)
        Subadvisor expense                                 2.7       1.7       2.6       2.5        2.5     58.8     8.0
        Travel, entertainment, and training                2.6       1.9       1.7       2.4        2.2     36.8    18.2
        Originating and processing fees                    2.8       2.7       2.2       2.8        2.1      3.7    33.3
        Other expense                                     10.2      10.1       9.6      11.0       10.3      1.0    (1.0)
-------------------------------------------------------------------------------------------------------
            Total other noninterest expense               23.0      20.8      21.0      24.1       22.4     10.6     2.7
                                                     --------------------------------------------------
        Total noninterest expense                         91.8      89.6      89.3      91.5       86.9      2.5     5.6
                                                     --------------------------------------------------
        Income before income taxes and
            minority interest                             68.7      63.1      62.6      55.3       53.6      8.9    28.2
Applicable income taxes                                   24.2      22.6      22.5      19.9       19.2      7.1    26.0
-------------------------------------------------------------------------------------------------------
        Net income before minority interest               44.5      40.5      40.1      35.4       34.4      9.9    29.4
Minority interest                                          0.1       0.1        --        --         --       --      --
-------------------------------------------------------------------------------------------------------
        Net income                                   $    44.4  $   40.4  $   40.1  $   35.4  $    34.4      9.9    29.1
                                                     ==================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                          YEAR-TO-DATE INCOME STATEMENT

                                                               Nine Months Ended
                                                       --------------------------------
                                                       Sept. 30,    Sept. 30,      %
(in millions)                                             2005         2004     Change
---------------------------------------------------------------------------------------
NET INTEREST INCOME
     Interest income                                   $   370.4    $   280.4     32.1
     Interest expense                                      129.0         62.4    106.7
-----------------------------------------------------------------------------
        Net interest income                                241.4        218.0     10.7
Provision for loan losses                                   (9.8)       (11.6)   (15.5)
-----------------------------------------------------------------------------
     Net interest income after provision
        for loan losses                                    231.6        206.4     12.2
                                                       ----------------------

NONINTEREST INCOME
     Advisory fees:
        Wealth Advisory Services
            Trust and investment advisory fees              91.6         81.1     12.9
            Mutual fund fees                                14.5         15.1     (4.0)
            Planning and other services                     23.3         17.8     30.9
-----------------------------------------------------------------------------
                Total Wealth Advisory Services             129.4        114.0     13.5
                                                       ----------------------
        Corporate Client Services
            Capital markets services                        24.5         23.3      5.2
            Entity management services                      17.5         16.8      4.2
            Retirement services                              9.7          8.9      9.0
            Cash management services                         4.0          4.6    (13.0)
-----------------------------------------------------------------------------
                Total Corporate Client Services             55.7         53.6      3.9
                                                       ----------------------
        Cramer Rosenthal McGlynn                            11.8          7.1     66.2
        Roxbury Capital Management                           0.8          0.7     14.3
-----------------------------------------------------------------------------
            Advisory fees                                  197.7        175.4     12.7
        Amortization of affiliate other intangibles         (3.1)        (1.5)   106.7
-----------------------------------------------------------------------------
            Advisory fees after amortization
                of affiliate other intangibles             194.6        173.9     11.9
                                                       ----------------------
     Service charges on deposit accounts                    20.9         24.1    (13.3)
     Other noninterest income                               17.2         13.7     25.5
     Securities gains                                        0.8          0.6     33.3
-----------------------------------------------------------------------------
        Total noninterest income                           233.5        212.3     10.0
                                                       ----------------------

        Net interest and noninterest income                465.1        418.7     11.1
                                                       ----------------------

NONINTEREST EXPENSE
     Salaries and wages                                    103.3         98.6      4.8
     Incentives and bonuses                                 24.3         21.8     11.5
     Employment benefits                                    35.8         31.2     14.7
     Net occupancy                                          16.3         15.5      5.2
     Furniture, equipment, and supplies                     26.3         23.5     11.9
     Other noninterest expense:
        Advertising and contributions                        6.6          6.2      6.5
        Servicing and consulting fees                        7.3          7.0      4.3
        Subadvisor expense                                   6.9          8.4    (17.9)
        Travel, entertainment, and training                  6.2          6.2       --
        Originating and processing fees                      7.7          6.2     24.2
        Other expense                                       30.1         27.9      7.9
-----------------------------------------------------------------------------
            Total other noninterest expense                 64.8         61.9      4.7
                                                       ----------------------
        Total noninterest expense                          270.8        252.5      7.2
                                                       ----------------------
        Income before income taxes and
            minority interest                              194.3        166.2     16.9
Applicable income taxes                                     69.2         58.9     17.5
-----------------------------------------------------------------------------
        Net income before minority interest                125.1        107.3     16.6
Minority interest                                            0.2          0.7    (71.4)
-----------------------------------------------------------------------------
        Net income                                     $   124.9    $   106.6     17.2
                                                       ======================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                             STATEMENT OF CONDITION

                                                                                                               % Change From
                                                                                                               ---------------
                                                    Sept. 30,  June 30,  Mar. 31,  Dec. 31,  Sept. 30,          Prior    Prior
(in millions)                                         2005       2005      2005      2004      2004            Quarter    Year
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                             $   286.8  $  242.1  $  158.0  $  248.6  $   217.7           18.5     31.7
                                                    --------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell                 64.0      11.7     131.4      63.3      332.1          447.0    (80.7)
                                                    --------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies               526.2     503.3     452.8     441.3      447.1            4.5     17.7
    Obligations of state and political subdivisions      11.2      11.8      11.8      12.4       12.7           (5.1)   (11.8)
    Preferred stock                                      91.1      92.5      97.1      99.9      122.9           (1.5)   (25.9)
    Mortgage-backed securities                          913.9     915.4     946.5     929.2      957.5           (0.2)    (4.6)
    Other securities                                    384.6     356.1     323.0     330.5      323.8            8.0     18.8
------------------------------------------------------------------------------------------------------
        Total investment securities                   1,927.0   1,879.1   1,831.2   1,813.3    1,864.0            2.5      3.4
                                                    --------------------------------------------------
Loans:
    Commercial, financial, and agricultural           2,511.4   2,508.4   2,519.0   2,505.2    2,428.6            0.1      3.4
    Real estate - construction                        1,032.0     900.9     821.9     735.4      759.0           14.6     36.0
    Mortgage - commercial                             1,260.8   1,256.4   1,240.2   1,246.8    1,186.6            0.4      6.3
------------------------------------------------------------------------------------------------------
        Total commercial loans                        4,804.2   4,665.7   4,581.1   4,487.4    4,374.2            3.0      9.8
                                                    --------------------------------------------------
    Mortgage - residential                              450.9     444.5     428.3     431.3      439.8            1.4      2.5
    Consumer                                          1,414.8   1,332.4   1,255.7   1,239.6    1,182.6            6.2     19.6
    Secured with liquid collateral                      622.9     610.5     594.5     604.7      619.4            2.0      0.6
------------------------------------------------------------------------------------------------------
        Total retail loans                            2,488.6   2,387.4   2,278.5   2,275.6    2,241.8            4.2     11.0
                                                    --------------------------------------------------
        Total loans net of unearned income            7,292.8   7,053.1   6,859.6   6,763.0    6,616.0            3.4     10.2
Reserve for loan losses                                 (93.4)    (92.4)    (90.4)    (89.7)     (91.3)           1.1      2.3
------------------------------------------------------------------------------------------------------
        Net loans                                     7,199.4   6,960.7   6,769.2   6,673.3    6,524.7            3.4     10.3
                                                    --------------------------------------------------
Premises and equipment                                  147.2     148.4     148.4     150.3      151.5           (0.8)    (2.8)
Goodwill                                                344.3     343.6     336.9     337.0      325.6            0.2      5.7
Other intangibles                                        40.2      41.4      42.7      43.8       34.6           (2.9)    16.2
Other assets                                            185.0     163.9     157.6     180.6      180.7           12.9      2.4
------------------------------------------------------------------------------------------------------
        Total assets                                $10,193.9  $9,790.9  $9,575.4  $9,510.2  $ 9,630.9            4.1      5.8
                                                    ==================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                      $ 1,060.8  $  999.5  $1,012.4  $1,118.8  $ 1,167.5            6.1     (9.1)
    Interest-bearing:
       Savings                                          332.7     347.7     356.5     355.5      358.1           (4.3)    (7.1)
       Interest-bearing demand                        2,317.5   2,241.7   2,366.9   2,442.5    2,342.4            3.4     (1.1)
       Certificates under $100,000                      840.6     804.7     782.6     765.4      762.3            4.5     10.3
       Local certificates $100,000 and over             411.0     367.4     387.5     305.4      181.1           11.9    126.9
------------------------------------------------------------------------------------------------------
        Total core deposits                           4,962.6   4,761.0   4,905.9   4,987.6    4,811.4            4.2      3.1
       National certificates $100,000 and over        2,586.3   2,310.7   1,985.2   1,884.3    2,177.9           11.9     18.8
------------------------------------------------------------------------------------------------------
        Total deposits                                7,548.9   7,071.7   6,891.1   6,871.9    6,989.3            6.7      8.0
                                                    --------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase                 1,104.4   1,163.5   1,215.5   1,120.2    1,111.6           (5.1)    (0.6)
    U.S. Treasury demand                                 12.9      25.4       4.0      37.1       78.6          (49.2)   (83.6)
------------------------------------------------------------------------------------------------------
        Total short-term borrowings                   1,117.3   1,188.9   1,219.5   1,157.3    1,190.2           (6.0)    (6.1)
                                                    --------------------------------------------------
Other liabilities                                       156.2     168.9     153.1     167.0      150.2           (7.5)     4.0
Long-term debt                                          403.1     412.2     400.3     408.6      410.7           (2.2)    (1.9)
------------------------------------------------------------------------------------------------------
        Total liabilities                             9,225.5   8,841.7   8,664.0   8,604.8    8,740.4            4.3      5.6
                                                    --------------------------------------------------
Minority interest                                         0.2       0.2       0.2       0.1         --             --       --
Stockholders' equity                                    968.2     949.0     911.2     905.3      890.5            2.0      8.7
------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                      $10,193.9  $9,790.9  $9,575.4  $9,510.2  $ 9,630.9            4.1      5.8
                                                    ==================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                         AVERAGE STATEMENT OF CONDITION

                                                                                                           % Change From
                                                      2005       2005      2005      2004      2004      -----------------
                                                     Third      Second     First    Fourth    Third       Prior      Prior
(in millions)                                       Quarter    Quarter   Quarter    Quarter  Quarter     Quarter      Year
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                             $  229.6  $   222.9  $  226.5  $  224.9  $  226.0        3.0       1.6
                                                    -------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell                52.9       21.0      20.2      33.7      28.5      151.9      85.6
                                                    -------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies              525.1      445.3     440.9     459.7     449.6       17.9      16.8
    Obligations of state and political subdivisions     11.3       11.8      11.9      12.5      12.7       (4.2)    (11.0)
    Preferred stock                                     92.5       94.4      99.3     122.5     121.2       (2.0)    (23.7)
    Mortgage-backed securities                         931.9      929.8     960.5     936.5     960.4        0.2      (3.0)
    Other securities                                   369.2      346.0     328.1     319.1     322.2        6.7      14.6
-----------------------------------------------------------------------------------------------------
        Total investment securities                  1,930.0    1,827.3   1,840.7   1,850.3   1,866.1        5.6       3.4
                                                    -------------------------------------------------
Loans:
    Commercial, financial, and agricultural          2,494.6    2,506.3   2,512.9   2,407.3   2,403.3       (0.5)      3.8
    Real estate - construction                         955.9      851.1     760.2     749.1     718.1       12.3      33.1
    Mortgage - commercial                            1,254.4    1,253.8   1,233.6   1,215.0   1,186.4         --       5.7
-----------------------------------------------------------------------------------------------------
        Total commercial loans                       4,704.9    4,611.2   4,506.7   4,371.4   4,307.8        2.0       9.2
                                                    -------------------------------------------------
    Mortgage - residential                             443.8      432.1     427.5     434.3     440.2        2.7       0.8
    Consumer                                         1,369.7    1,297.8   1,234.6   1,202.4   1,164.1        5.5      17.7
    Secured with liquid collateral                     610.0      597.5     600.7     613.8     616.8        2.1      (1.1)
-----------------------------------------------------------------------------------------------------
        Total retail loans                           2,423.5    2,327.4   2,262.8   2,250.5   2,221.1        4.1       9.1
                                                    -------------------------------------------------
        Total loans net of unearned income           7,128.4    6,938.6   6,769.5   6,621.9   6,528.9        2.7       9.2
Reserve for loan losses                                (91.6)     (89.4)    (89.0)    (89.7)    (92.3)       2.5      (0.8)
-----------------------------------------------------------------------------------------------------
        Net loans                                    7,036.8    6,849.2   6,680.5   6,532.2   6,436.6        2.7       9.3
                                                    -------------------------------------------------
Premises and equipment                                 148.2      149.5     150.2     151.4     152.9       (0.9)     (3.1)
Goodwill                                               344.2      339.8     337.0     337.7     325.4        1.3       5.8
Other intangibles                                       40.9       42.1      43.3      41.8      35.1       (2.9)     16.5
Other assets                                           177.5      168.4     171.0     174.9     159.6        5.4      11.2
-----------------------------------------------------------------------------------------------------
        Total assets                                $9,960.1  $ 9,620.2  $9,469.4  $9,346.9  $9,230.2        3.5       7.9
                                                    =================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                      $1,016.4  $   973.8  $  959.3  $1,016.6  $  959.7        4.4       5.9
    Interest-bearing:
       Savings                                         345.1      354.5     354.5     356.6     368.4       (2.7)     (6.3)
       Interest-bearing demand                       2,257.2    2,264.4   2,373.4   2,360.3   2,297.1       (0.3)     (1.7)
       Certificates under $100,000                     825.0      795.9     773.9     767.2     763.9        3.7       8.0
       Local certificates $100,000 and over            409.3      379.0     370.1     252.6     189.0        8.0     116.6
-----------------------------------------------------------------------------------------------------
        Total core deposits                          4,853.0    4,767.6   4,831.2   4,753.3   4,578.1        1.8       6.0
       National certificates $100,000 and over       2,500.6    2,302.0   1,940.4   2,017.3   1,937.1        8.6      29.1
-----------------------------------------------------------------------------------------------------
        Total deposits                               7,353.6    7,069.6   6,771.6   6,770.6   6,515.2        4.0      12.9
                                                    -------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase                1,056.7    1,034.1   1,197.9   1,103.3   1,289.8        2.2     (18.1)
    U.S. Treasury demand                                12.1       17.7       8.5      10.0       3.8      (31.6)    218.4
-----------------------------------------------------------------------------------------------------
        Total short-term borrowings                  1,068.8    1,051.8   1,206.4   1,113.3   1,293.6        1.6     (17.4)
                                                    -------------------------------------------------
Other liabilities                                      170.9      163.7     170.4     158.7     147.0        4.4      16.3
Long-term debt                                         408.7      405.9     407.3     409.9     403.2        0.7       1.4
-----------------------------------------------------------------------------------------------------
        Total liabilities                            9,002.0    8,691.0   8,555.7   8,452.5   8,359.0        3.6       7.7
                                                    -------------------------------------------------
Minority interest                                        0.3        0.2       0.1       0.1        --       50.0        --
Stockholders' equity                                   957.8      929.0     913.6     894.3     871.2        3.1       9.9
-----------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                      $9,960.1  $ 9,620.2  $9,469.4  $9,346.9  $9,230.2        3.5       7.9
                                                    =================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                                YIELDS AND RATES

                                                2005      2005       2005       2004       2004
                                                Third    Second     First      Fourth     Third
YIELDS/RATES (TAX-EQUIVALENT BASIS)            Quarter   Quarter   Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL            3.45%     2.88%     2.16%      1.94%      1.48%

U.S. Treasury and government agencies              3.67      3.61      3.53       3.62       3.53
Obligations of state and
   political subdivisions                          8.76      8.71      8.76       8.80       8.75
Preferred stock                                    7.58      7.82      7.04       7.40       7.42
Mortgage-backed securities                         4.02      4.07      4.09       4.06       4.08
Other securities                                   4.84      4.55      4.12       3.69       3.04
TOTAL INVESTMENT SECURITIES                        4.27      4.27      4.14       4.14       4.02

Commercial, financial, and agricultural            6.32      5.86      5.46       5.02       4.51
Real estate - construction                         6.94      6.42      6.06       5.38       4.93
Mortgage - commercial                              6.55      6.13      5.82       5.38       4.85
TOTAL COMMERCIAL LOANS                             6.51      6.04      5.66       5.18       4.67

Mortgage - residential                             5.99      5.90      5.87       5.97       6.02
Consumer                                           6.43      6.28      6.13       5.98       5.84
Secured with liquid collateral                     4.89      4.40      3.90       3.39       2.93
TOTAL RETAIL LOANS                                 5.96      5.73      5.49       5.27       5.07

TOTAL LOANS                                        6.32      5.93      5.60       5.21       4.81

TOTAL EARNING ASSETS                               5.87      5.58      5.28       4.97       4.62

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                            0.28      0.25      0.25       0.26       0.21
Interest-bearing demand                            0.90      0.82      0.77       0.74       0.52
Certificates under $100,000                        2.64      2.39      2.17       2.07       1.95
Local certificates $100,000 and over               3.04      2.70      2.47       2.05       1.40
CORE INTEREST-BEARING DEPOSITS                     1.45      1.29      1.16       1.05       0.84

National certificates $100,000 and over            3.51      3.03      2.47       1.92       1.48
TOTAL INTEREST-BEARING DEPOSITS                    2.26      1.94      1.60       1.36       1.06

Federal funds purchased and securities sold
   under agreements to repurchase                  3.37      2.93      2.55       2.05       1.62
U.S. Treasury demand                               3.41      2.62      2.06       1.64       1.54
TOTAL SHORT-TERM BORROWINGS                        3.37      2.92      2.55       2.04       1.62

Long-term debt                                     5.39      4.85      4.37       3.97       3.44
TOTAL INTEREST-BEARING LIABILITIES                 2.58      2.24      1.91       1.61       1.29

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS         2.21      1.92      1.64       1.38       1.11

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)         3.66      3.66      3.64       3.59       3.51

YEAR-TO-DATE NET INTEREST MARGIN                   3.65      3.65      3.64       3.57       3.52

Prime rate                                         6.42      5.91      5.44       4.94       4.42

Tax-equivalent net interest income (in
   millions)                                   $   84.7  $   81.0  $   78.5   $   77.5   $   75.0

AVERAGE EARNING ASSETS                          9,111.3   8,786.9   8,630.4    8,505.9    8,423.5

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                            SUPPLEMENTAL INFORMATION

                                                                                   Three Months Ended
                                                        --------------------------------------------------------------------------
                                                                                                                    % Change From:
                                                                                                                   ---------------
                                                        Sept. 30,    June 30,   Mar. 31,   Dec. 31,    Sept. 30,    Prior   Prior
                                                          2005         2005       2005       2004        2004      Quarter   Year
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
    Basic                                               $    0.66    $   0.60   $   0.59   $   0.53    $    0.51     10.0     29.4
    Diluted                                                  0.65        0.59       0.59       0.52         0.50     10.2     30.0
Weighted average shares outstanding (in thousands)
    Basic                                                  67,788      67,618     67,480     67,379       67,321
    Diluted                                                68,699      68,387     68,229     68,238       68,468
Net income as a percentage of:
    Average assets                                           1.77%       1.68%      1.72%      1.51%        1.48%
    Average stockholders' equity                            18.39       17.44      17.80      15.75        15.71

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                        $    26.3    $   26.0   $   26.5   $   26.5    $    24.6      1.2      6.9
Roxbury Capital Management                                    3.2         3.0        2.8        3.1          2.9      6.7     10.3
Cramer Rosenthal McGlynn                                      8.5         7.8        7.2        6.9          5.8      9.0     46.6
----------------------------------------------------------------------------------------------------------------
    Combined assets under management                    $    38.0    $   36.8   $   36.5   $   36.5    $    33.3      3.3     14.1
                                                        ========================================================

ASSETS UNDER ADMINISTRATION  ** (IN BILLIONS)
Wilmington Trust                                        $    96.9    $   97.9   $   97.8   $   99.0    $   100.2     (1.0)    (3.3)

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount                              2,439       2,425      2,443      2,428        2,375

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                            $   957.8    $  929.0   $  913.6   $  894.3    $   871.2      3.1      9.9
Period-end primary capital                                1,061.6     1,041.4    1,001.6      995.0        981.8      1.9      8.1
Per share:
    Book value                                              14.28       14.01      13.49      13.43        13.22      1.9      8.0
    Quarterly dividends declared                             0.30        0.30      0.285      0.285        0.285       --      5.3
    Year-to-date dividends declared                         0.885       0.585      0.285      1.125         0.84
Average stockholders' equity to assets                       9.62%       9.66%      9.65%      9.57%        9.44%
Total risk-based capital ratio                              12.12       11.92      12.05      11.60        11.97
Tier 1 risk-based capital ratio                              7.32        7.17       7.24       6.94         7.17
Tier 1 leverage capital ratio                                6.30        6.23       6.10       5.92         6.04

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                      $    93.4    $   92.4   $   90.4   $   89.7    $    91.3
Period-end nonperforming assets:
    Nonaccrual                                               49.9        54.2       39.5       56.4         60.7
    OREO                                                      0.2         0.2        0.2        0.2          0.2
    Renegotiated loans                                        4.8         4.9        5.1        5.2           --
Period-end past due 90 days                                  14.9         2.9        3.2        5.5          7.6

Gross charge-offs                                             3.1         2.8        3.5        6.4          5.8
Recoveries                                                    1.2         1.0        1.1        0.8          1.7
Net charge-offs                                               1.9         1.8        2.4        5.6          4.1
Year-to-date net charge-offs                                  6.1         4.2        2.4       15.8         10.2

Ratios:
 Period-end reserve to loans                                 1.28%       1.31%      1.32%      1.33%        1.38%
 Period-end non-performing assets to loans                   0.75        0.84       0.65       0.91         0.92
 Period-end loans past due 90 days to total loans            0.20        0.04       0.05       0.08         0.11
 Net charge-offs to average loans                            0.03        0.03       0.04       0.08         0.06

INTERNAL RISK RATING
Pass                                                        96.96%       6.96%     96.91%     96.58%       96.74%
Watchlisted                                                  2.00        2.00       1.95       1.82         1.81
Substandard                                                  0.82        0.82       0.90       1.35         1.21
Doubtful                                                     0.22        0.22       0.24       0.25         0.24

----------
* Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

** Includes Wilmington Trust assets under management.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                 Three Months Ended
                                                 ------------------------------------------------
                                                 Sept. 30,  June 30,  Mar. 31,  Dec. 31,  Sept.30,
(in millions)                                      2005      2005      2005      2004      2004
--------------------------------------------------------------------------------------------------
REGIONAL BANKING
     Net interest income                         $   77.7   $  74.5   $  71.5   $  70.5   $  68.0
     Provision for loan losses                       (2.7)     (3.8)     (2.8)     (3.9)     (3.2)
     Noninterest income                              14.3      12.2      12.3      11.0      14.0
     Noninterest expense                             39.2      36.2      35.7      36.6      35.4
-------------------------------------------------------------------------------------------------
      Income before taxes & minority interest        50.1      46.7      45.3      41.0      43.4

WEALTH ADVISORY SERVICES
     Net interest income                         $    6.0   $   5.4   $   5.5   $   4.8   $   5.1
     Provision for loan losses                       (0.2)       --      (0.3)     (0.1)      0.3
     Noninterest income                              40.0      39.4      40.4      38.5      33.2
     Noninterest expense                             34.2      34.6      36.3      37.2      33.6
-------------------------------------------------------------------------------------------------
      Income before taxes & minority interest        11.6      10.2       9.3       6.0       5.0

CORPORATE CLIENT SERVICES
     Net interest income                         $    2.6   $   2.5   $   2.7   $   2.9   $   2.4
     Provision for loan losses                         --        --        --        --        --
     Noninterest income                              21.9      20.8      20.2      20.3      19.6
     Noninterest expense                             18.4      18.8      17.3      17.7      17.9
-------------------------------------------------------------------------------------------------
      Income before taxes & minority interest         6.1       4.5       5.6       5.5       4.1

AFFILIATE MANAGERS *
     Net interest income                         $   (2.6)  $  (2.3)  $  (2.1)  $  (1.8)  $  (1.5)
     Provision for loan losses                         --        --        --        --        --
     Noninterest income                               3.5       4.0       4.5       4.6       2.6
     Noninterest expense                               --        --        --        --        --
-------------------------------------------------------------------------------------------------
      Income before taxes & minority interest         0.9       1.7       2.4       2.8       1.1

TOTAL WILMINGTON TRUST CORPORATION
     Net interest income                         $   83.7   $  80.1   $  77.6   $  76.4   $  74.0
     Provision for loan losses                       (2.9)     (3.8)     (3.1)     (4.0)     (2.9)
     Noninterest income                              79.7      76.4      77.4      74.4      69.4
     Noninterest expense                             91.8      89.6      89.3      91.5      86.9
                                                 ------------------------------------------------
      Income before taxes & minority interest    $   68.7   $  63.1   $  62.6   $  55.3   $  53.6
                                                 ================================================

----------
* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2005

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                              Nine Months Ended
                                                    --------------------------------------
                                                    Sept.30,   Sept.30,      $        %
(in millions)                                         2005       2004      Change   Change
------------------------------------------------------------------------------------------
REGIONAL BANKING
     Net interest income                            $  223.7   $ 196.7    $  27.0     13.7%
     Provision for loan losses                          (9.3)    (11.6)      (2.3)   (19.8)
     Noninterest income                                 38.8      38.5        0.3      0.8
     Noninterest expense                               111.1     104.9        6.2      5.9
------------------------------------------------------------------------------------------
      Income before taxes & minority interest          142.1     118.7       23.4     19.7

WEALTH ADVISORY SERVICES
     Net interest income                            $   16.9   $  18.0    $  (1.1)    (6.1)%
     Provision for loan losses                          (0.5)       --       (0.5)      --
     Noninterest income                                119.8     106.0       13.8     13.0
     Noninterest expense                               105.2      98.6        6.6      6.7
------------------------------------------------------------------------------------------
      Income before taxes & minority interest           31.0      25.4        5.6     22.0

CORPORATE CLIENT SERVICES
     Net interest income                            $    7.8   $   7.3    $   0.5      6.8%
     Provision for loan losses                            --        --         --       --
     Noninterest income                                 62.9      60.5        2.4      4.0
     Noninterest expense                                54.5      49.0        5.5     11.2
------------------------------------------------------------------------------------------
      Income before taxes & minority interest           16.2      18.8       (2.6)   (13.8)

AFFILIATE MANAGERS *
     Net interest income                            $   (7.0)  $  (4.0)   $  (3.0)   (75.0)%
     Provision for loan losses                            --        --         --       --
     Noninterest income                                 12.0       7.3        4.7     64.4
     Noninterest expense                                  --        --         --       --
------------------------------------------------------------------------------------------
      Income before taxes & minority interest            5.0       3.3        1.7     51.5

TOTAL WILMINGTON TRUST CORPORATION
     Net interest income                            $  241.4   $ 218.0    $  23.4     10.7%
     Provision for loan losses                          (9.8)    (11.6)      (1.8)   (15.5)
     Noninterest income                                233.5     212.3       21.2     10.0
     Noninterest expense                               270.8     252.5       18.3      7.2
------------------------------------------------------------------------------------------
      Income before taxes & minority interest       $  194.3   $ 166.2    $  28.1     16.9
                                                    ======================================

----------
* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.